LIFE PARTNERS AGREES TO DEFER HEARING

Company Continues Normal Operations

WACO, Texas – August 29, 2012 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced today that it and the Texas Attorney General had agreed to defer a state court hearing on the Attorney General’s request for a temporary injunction and appointment of receiver until September 24, 2012. The deferral permits a full-day evidentiary hearing on the Attorney General’s request and Life Partners’ contention that its life settlement transactions are not securities.

The agreement continues the previously announced temporary restraining order, which prohibits the paying of dividends before the September 24 hearing. Life Partners had previously declared a dividend of $0.10 per share to be paid on or about September 15, 2012, to shareholders of record as of September 3, 2012. The September 24 hearing will likely determine whether and when the dividend can be paid. If Life Partners is unable to pay the dividend before October 23, 2012, it must fix a new record date to pay a dividend.

The current order does not prevent Life Partners from facilitating life settlements or otherwise conducting its business in the normal course. Within the last 12 months, over $77 million in life settlements and viaticals have matured to the benefit of Life Partners’ settlement purchasers.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 143,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling approximately $3 billion in face value.

Visit our website at: www.lphi.com.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding the basis, outcome or duration of a legal proceeding or the possible payment of dividends, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-G

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Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@lifepartnersinc.com

Source: Life Partners Holdings, Inc.

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